AMENDED AND RESTATED

SCHEDULE A

FUND LIST

Dated: August 24, 2017

Government Assets Portfolio

Treasury Portfolio

Treasury Instruments Portfolio

Liquid Assets Portfolio

U.S. Government Portfolio

U.S. Government Select Portfolio

Municipal Portfolio

Prime Obligations Portfolio

NORTHERN INSTITUTIONAL FUNDS	THE NORTHERN TRUST COMPANY

By: /s/ Kevin P. O’Rourke	By: /s/ Michelle Roblee

Name: Kevin P. O’Rourke	Name: Michelle Roblee

Title: Vice President	Title: Senior Vice President

A-1